Exhibit 99.1

Earnings Release

ALTICE USA REPORTS SECOND QUARTER 2021 RESULTS
NEW YORK (July 28, 2021) - Altice USA (NYSE: ATUS) today reports results for the second quarter ended June 30, 2021.
Dexter Goei, Altice USA Chief Executive Officer, said: “As the states and businesses in which we operate have been reopening more widely, Altice USA has seen an acceleration in revenue growth led by Advertising and Business Services. Our Residential business remains extremely focused on achieving faster broadband customer growth going forward from a faster pace of footprint expansion and network upgrades including fiber. We are delighted to have announced recently the new Optimum Mobile brand as the first step in the Company’s plan to align all its connectivity brands under one national Optimum brand, and we continue to invest in innovative new products such as Optimum Stream to support increased video streaming activity which is driving broadband data usage.”

Key Financial Highlights
•Total Revenue grew +1.7% YoY in Q2 2021 to $2.52 billion, driven by Broadband revenue growth of +7.8% YoY and News & Advertising revenue growth of +36.4% YoY.
•Net income attributable to stockholders was $197.7 million in Q2 2021, or $0.43/share on a diluted basis, compared to net income of $111.3 million in Q2 2020, or $0.19/share on a diluted basis.
•Net cash flows from operating activities were $729.5 million in Q2 2021, compared to $936.0 million in Q2 2020.
•Adjusted EBITDA(1) flat (-0.1%) YoY in Q2 2021 at $1.10 billion due to one-time cost savings in Q2 2020, with a margin of 43.9% (44.8% ex-mobile(2)).
•Cash capex of $323.1 million in Q2 2021 represented 12.8% of revenue, and was up 41.3% YoY driven by accelerated FTTH, new builds, and Suddenlink network upgrades.
•Operating Free Cash Flow(1) of $781.5 million in Q2 2021, decreasing -10.9% YoY, reflecting higher cash capex.
•Free Cash Flow(1) of $406.4 million in Q2 2021, decreasing -42.5% YoY, reflecting higher cash capex and higher cash interest and taxes.
•Share repurchases of $202.8 million in Q2 2021 ($725.5 million YTD).

Q2-21 Summary Financials	Three Months Ended June 30,		Six Months Ended June 30,
($k)	2021	2020	2021	2020
Revenue	$2,516,008	$2,474,979	$4,994,829	$4,925,235
Net income attributable to Altice USA, Inc. stockholders	197,660	111,264	471,796	110,406
Adjusted EBITDA(1)	1,104,602	1,105,785	2,179,407	2,137,164
Capital Expenditures (cash)	323,104	228,723	535,895	527,805

Revenue Growth and Adjusted EBITDA Detail	Q2-21

Total Revenue YoY	+1.7%
Residential Revenue Growth YoY	(0.1)%
Business Services Revenue Growth YoY	+1.8%
News & Advertising Revenue Growth YoY	+36.4%

Adjusted EBITDA Growth YoY	(0.1)%
Adjusted EBITDA Margin	43.9%
Adjusted EBITDA Margin ex-mobile	44.8%

Earnings Release

Residential unique customer relationships, broadband subscribers and organic net additions
Subscribers (000s)	Q1-20	Q2-20	Q3-20(3)	Q4-20	FY-20(3)	Q1-21	Q2-21(4)(5)
Residential ending relationships	4,568.4	4,621.4	4,663.5	4,648.4	4,648.4	4,647.4	4,670.7
Residential organic net additions	35.2	52.9	7.7	(15.0)	80.8	(1.0)	(11.9)
Broadband ending subscribers	4,237.4	4,307.8	4,363.5	4,359.2	4,359.2	4,370.8	4,401.3
Broadband organic net additions	50.0	70.4	26.0	(4.3)	142.1	11.5	0.2
Key Operational Highlights
•Total unique Residential customer relationships grew +1.1% YoY in Q2 2021 including acquired subscribers. Unique Residential customer organic net losses were -12k in Q2 2021 (or a net gain of +23k total Residential customers when including 35k Morris Broadband subscribers acquired inorganically), compared to +53k Residential customer net additions in Q2 2020 (vs. -1k in Q2 2019 and -4k in Q2 2018). This customer performance reflects usual seasonality in the second quarter, elevated move activity as consumers return to home locations, and the protracted impact of several pandemic-related regulatory programs and storms.
•Residential Broadband RGUs: Quarterly Residential broadband net additions were flat at +0k in Q2 2021 (or +30k when including Morris Broadband subscribers acquired inorganically), compared to +70k broadband net additions in Q2 2020 (vs. +13k in Q2 2019 and +10k in Q2 2018).
•Residential Video RGUs: Reported quarterly video net losses were -48k in Q2 2021 (or -36k when including 12k Morris Broadband video subscribers acquired inorganically) compared to -35k video net losses in Q2 2020 (vs. -21k in Q2 2019 and -24k in Q2 2018).
•Residential revenue was flat (-0.1%) YoY in Q2 2021 at $1.99 billion:
◦Residential revenue per customer relationship in Q2 2021 was down -1.5% YoY to $142.24 but flat sequentially (vs. $142.24 in Q1 2021).
•Business Services revenue grew +1.8% YoY in Q2 2021 driven by Lightpath growth of +2.7% and SMB / Other revenue growth of +1.4% YoY. Business reopening activity has been accelerating as vaccination rates increase and operational restrictions relax, supporting the best SMB customer quarterly net additions in four years. During the quarter, Lightpath announced the expansion of its network into Boston, MA, and Queens, NY.
•News and Advertising revenue was up +36.4% YoY in Q2 2021, supported by strong recovery in local, regional, and national advertising plus additional political advertising revenue from the NY mayoral and NJ gubernatorial races.
•Altice Mobile rebranded as Optimum Mobile as of July 2021 as the first step in the Company’s plan to align all its connectivity brands under one national Optimum brand. Optimum Mobile has approximately 180k mobile lines as of June 30, 2021 (+5k in net additions in Q2 2021), generating revenue of $20.7 million for the quarter (up +4.0% YoY), and reaching 3.8% penetration of Altice USA's Residential customer base. Since the beginning of 2021, all active Optimum Mobile customers have migrated onto the T-Mobile network from the Sprint network.
•Increased network usage and demand for higher broadband speeds: Broadband-only customer usage averaged 558 GB per month in Q2 2021, which is 26% higher than the average usage of the entire customer base. The average broadband speed taken by Altice USA’s customer base has nearly doubled in the past three years to 316 Mbps at the end of Q2 2021. Over 50% of our broadband customers remain on plans with download speeds of 200 Mbps or less, representing a sizable opportunity to continue to upgrade speeds.
•Increase in 1 Gig broadband sell-in: In Q2 2021, 1 Gig sell-in to new customers, where 1 Gig services are available, was in line with the prior quarter at 42%. 11.3% of the total customer base currently takes Gigabit speeds, representing a significant growth opportunity for the Company.
•FTTH strategy and update: At the end of Q2 2021, Altice USA covered approximately 1.1 million homes with FTTH technology available for service, with FTTH sell-in to new customers at approximately two-thirds of net additions in areas where FTTH is available in Q2. Penetration of FTTH passings grew to 4.3% compared to 1.0% in Q2 2020. The Company remains positive on the future of its FTTH deployment initiatives and confident in delivering a better customer experience, as well as both capex and opex efficiencies, following the completion of its FTTH build.

Earnings Release

•Increase in new-builds: Altice USA has been accelerating the pace of its network edge-outs, adding 127k homes passed in Q2 2021 (39k homes passed excluding Morris Broadband) and a total of 315k homes passed in the last twelve months (160k homes passed LTM on an organic basis excluding the acquisitions of Morris Broadband and Service Electric Cable T.V. of New Jersey). The Company continues to see strong momentum in growing customer penetration, typically reaching approximately 40% within a year of rollout in new-build areas, and this remains a focus area for growth.
•Suddenlink network upgrade: Altice USA is upgrading its network to deliver higher speeds in certain Suddenlink markets that do not currently offer up to 1 Gbps download speeds. In FY 2021 the Company is on track to upgrade 250-300k homes through RF upgrades and equipment upgrades to enable higher speeds. These markets have previously only offered up to 150 Mbps download speeds and will be upgraded to offer up to 400 Mbps or 1 Gbps.

Financial Outlook Reiterated
The Company reiterates its financial outlook for FY 2021:
•Revenue: Growth
•Adjusted EBITDA: Growth
•Cash capital expenditures: $1.3 to $1.4 billion
•Year-end leverage target (CSC Holdings, LLC debt silo): < 5.3x net debt / Adjusted EBITDA on an L2QA basis.
•Share repurchases: $1.5 billion
The Company expects to return to a leverage target of 4.5x - 5.0x net debt / Adjusted EBITDA on an L2QA basis for its CSC Holdings, LLC debt silo over time.
Balance Sheet Review
For the quarter and year ended June 30, 2021:
•Consolidated net debt for Altice USA at the end of Q2 2021 was $24,839 million(6), representing consolidated net leverage of 5.7x Adjusted EBITDA at the end of Q2 2021 on an L2QA basis (5.6x last-twelve months or "LTM"). The increase in net debt in Q2 2021 of $231 million from the prior quarter is mainly due to the acquisition of Morris Broadband for an implied enterprise value of $310 million, additional Lightpath acquisitions and share repurchases offsetting Free Cash Flow generation.
•Net debt for CSC Holdings, LLC Restricted Group was $23,473 million at the end of Q2 2021(6), representing net leverage of 5.7x Adjusted EBITDA on an L2QA basis (5.6x LTM). The weighted average cost of debt for CSC Holdings, LLC was 4.7% as of the end of Q2 2021 and the weighted average life was 6.6 years.
•Net debt for Cablevision Lightpath LLC was $1,416 million at the end of Q2 2021(6), representing net leverage of 6.8x Adjusted EBITDA on an L2QA basis (6.6x LTM). The weighted average cost of debt for Cablevision Lightpath LLC was 4.3% as of the end of Q2 2021 and the weighted average life was 6.6 years.
Additional Highlights and Announcements
Launch of Optimum Stream and Suddenlink Stream
On July 19, 2021, Altice USA unveiled Optimum Stream and Suddenlink Stream, a new 4K streaming device, powered by Android TV OS. Customers have access to a wide variety of video content, including thousands of apps and streaming services on Google Play and over 50 free live streaming channels. The new streaming device is available for free to broadband-only customers who select 1 Gig service or the highest broadband speed available in their service area. It is available to all other broadband-only customers for loyalty pricing of $5 per month.

Earnings Release

Lightpath Entry into the Boston Connectivity Market Accelerated by Three Acquisitions
On June 16, 2021, Lightpath announced it had become the first all-fiber, enterprise-grade connectivity provider to enter the Boston market since industry consolidation began over a decade ago. Lightpath announced three acquisitions in the region: Cambridge Network Solutions (CNS), a second area connectivity provider, and the purchase of fiber network assets from Hub Fiber.
Combined, Lightpath acquired over 80 route miles of in-place, high-count fiber network, which currently serve over 100 locations, including 12 area data centers. Additionally, Lightpath’s network in the region will be connected to its New York Metro network, expanding on the company’s existing 18,000 route miles of fiber serving over 12,000 locations.
Lightpath Extends Fiber Network in Queens, NYC Market with New Network Builds
On June 30, 2021, Lightpath announced that it is bringing new connectivity options to businesses in Queens, NY. This expansion adds to the already robust Lightpath footprint in the greater New York City metropolitan area and will bring the network to thousands of new businesses and other organizations in the area.
The Queens expansion includes over 100 miles of new, high-count fiber throughout the market, planned in two phases. Phase 1 of the build will be completed in Q1 of 2022, while the additional proposed routes are targeted for mid-2022. The build will dramatically strengthen Lightpath's density in Queens, an area that is rich with organizations that require enterprise-grade connectivity solutions.
Recent Refinancing Activity
In May 2021, CSC Holdings, LLC, a wholly-owned subsidiary of Altice USA, issued new $1.5 billion of 10.5 year (non-call 5.5) Senior Guaranteed Notes and new $500 million of 10.5 year (non-call 5.5) Senior Notes to refinance existing indebtedness. Net proceeds were used to (i) refinance the existing 5.5% Senior Guaranteed Notes due 2026, (ii) repay a portion of the drawn revolving credit facility, and (iii) pay any fees, costs and expenses associated with these transactions.
Share Repurchases
For the three months ended June 30, 2021, Altice USA repurchased an aggregate of 5.8 million shares for a total purchase price of approximately $202.8 million, at an average price of $34.84. As of June 30, 2021, Altice USA had 457,080,367 combined Class A and Class B shares outstanding.
For the six months ended June 30, 2021, Altice USA repurchased an aggregate of 21.0 million shares for a total purchase price of approximately $725.5 million, at an average price of $34.55.

Earnings Release

Altice USA Consolidated Operating Results (In thousands, except per share data) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue:
Broadband	$992,155	$920,363	$1,962,726	$1,805,892
Video	892,605	952,526	1,798,439	1,899,587
Telephony	103,374	117,322	210,355	242,352
Residential revenue	1,988,134	1,990,211	3,971,520	3,947,831
Business services and wholesale	372,010	365,564	739,226	730,094
News and Advertising	131,767	96,631	236,837	202,171
Mobile	20,664	19,866	39,899	38,222
Other	3,433	2,707	7,347	6,917
Total revenue	2,516,008	2,474,979	4,994,829	4,925,235
Operating expenses:
Programming and other direct costs	849,872	860,875	1,701,736	1,725,389
Other operating expenses	589,180	542,637	1,169,613	1,124,946
Restructuring and other expense	5,864	40,966	9,073	48,260
Depreciation and amortization (including impairments)	444,327	521,794	879,184	1,069,363
Operating income	626,765	508,707	1,235,223	957,277
Other income (expense):
Interest expense, net	(319,371)	(350,874)	(635,683)	(714,426)
Gain (loss) on investments and sale of affiliate interests, net	125,019	197,597	198,472	(257,876)
Gain (loss) on derivative contracts, net	(98,840)	(152,061)	(152,405)	287,800
Gain (loss) on interest rate swap contracts	(21,574)	(33,735)	54,079	(88,567)
Loss on extinguishment of debt and write-off of deferred financing costs	(51,712)	—	(51,712)	—
Other income, net	2,467	669	5,326	1,592
Income before income taxes	262,754	170,303	653,300	185,800
Income tax expense	(61,820)	(58,826)	(173,827)	(75,861)
Net income	200,934	111,477	479,473	109,939
Net loss (income) attributable to noncontrolling interests	(3,274)	(213)	(7,677)	467
Net income attributable to Altice USA stockholders	$197,660	$111,264	$471,796	$110,406
Basic net income per share	$0.43	$0.19	$1.02	$0.18
Diluted net income per share	$0.43	$0.19	$1.00	$0.18

Basic weighted average common shares	456,955	587,587	463,060	604,500
Diluted weighted average common shares	463,637	589,466	469,510	606,597

Earnings Release

Altice USA Consolidated Statements of Cash Flows (in thousands) (Unaudited)
	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities:
Net income	$479,473	$109,939
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization (including impairments)	879,184	1,069,363
Loss (gain) on investments and sale of affiliate interests, net	(198,472)	257,876
Loss (gain) on derivative contracts, net	152,405	(287,800)
Loss on extinguishment of debt and write-off of deferred financing costs	51,712	—
Amortization of deferred financing costs and discounts (premiums) on indebtedness	45,917	48,217
Share-based compensation expense	55,927	61,053
Deferred income taxes	98,769	51,105
Decrease in right-of-use assets	21,691	23,071
Provision for doubtful accounts	28,154	41,857
Other	4,344	3,156
Change in assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable, trade	13,078	27,522
Prepaid expenses and other assets	31,631	(5,577)
Amounts due from and due to affiliates	6,505	1,588
Accounts payable and accrued liabilities	(117,467)	(2,540)
Deferred revenue	5,782	(17,302)
Liabilities related to interest rate swap contracts	(79,468)	148,013
Net cash provided by operating activities	1,479,165	1,529,541
Cash flows from investing activities:
Capital expenditures	(535,895)	(527,805)
Payment for acquisitions, net of cash acquired	(340,570)	—
Other, net	(1,074)	1,925
Net cash used in investing activities	(877,539)	(525,880)
Cash flows from financing activities:
Proceeds from long-term debt	3,160,000	1,925,000
Repayment of long-term debt	(3,057,469)	(277,114)
Proceeds from collateralized indebtedness, net	185,105	—
Repayment of collateralized indebtedness and related derivative contracts, net	(185,105)	—
Principal payments on finance lease obligations	(37,560)	(11,935)
Purchase of shares of Altice USA Class A common stock, pursuant to a share repurchase program	(725,518)	(1,381,235)
Other	1,339	(7,191)
Net cash provided by (used in) financing activities	(659,208)	247,525
Net increase (decrease) in cash and cash equivalents	(57,582)	1,251,186
Effect of exchange rate changes on cash and cash equivalents	479	(940)
Net increase (decrease) in cash and cash equivalents	(57,103)	1,250,246
Cash, cash equivalents and restricted cash at beginning of year	278,686	702,160
Cash, cash equivalents and restricted cash at end of period	$221,583	$1,952,406

Earnings Release

Reconciliation of Non-GAAP Financial Measures:
We define Adjusted EBITDA, which is a non-GAAP financial measure, as net income (loss) excluding income taxes, non-operating income or expenses, loss on extinguishment of debt and write-off of deferred financing costs, gain (loss) on interest rate swap contracts, gain (loss) on derivative contracts, gain (loss) on investments and sale of affiliate interests, interest expense, interest income, depreciation and amortization (including impairments), share-based compensation expense or benefit, restructuring expense or credits and transaction expenses.
We believe Adjusted EBITDA is an appropriate measure for evaluating the operating performance of the Company. Adjusted EBITDA and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in our industry. Internally, we use revenue and Adjusted EBITDA measures as important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. We believe Adjusted EBITDA provides management and investors a useful measure for period-to-period comparisons of our core business and operating results by excluding items that are not comparable across reporting periods or that do not otherwise relate to the Company’s ongoing operating results. Adjusted EBITDA should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), and other measures of performance presented in accordance with GAAP. Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies.
We also use Operating Free Cash Flow (defined as Adjusted EBITDA less cash capital expenditures), and Free Cash Flow (defined as net cash flows from operating activities less cash capital expenditures) as indicators of the Company’s financial performance. We believe these measures are two of several benchmarks used by investors, analysts and peers for comparison of performance in the Company’s industry, although they may not be directly comparable to similar measures reported by other companies.

Earnings Release

Reconciliation of net income to Adjusted EBITDA and Operating Free Cash Flow (unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Net income	$200,934	$111,477	$479,473	$109,939
Income tax expense	61,820	58,826	173,827	75,861
Other income, net	(2,467)	(669)	(5,326)	(1,592)
Loss (gain) on interest rate swap contracts, net	21,574	33,735	(54,079)	88,567
Loss (gain) on derivative contracts, net	98,840	152,061	152,405	(287,800)
Loss (gain) on investments and sales of affiliate interests, net	(125,019)	(197,597)	(198,472)	257,876
Loss on extinguishment of debt and write-off of deferred financing costs	51,712	—	51,712
Interest expense, net	319,371	350,874	635,683	714,426
Depreciation and amortization (including impairments)	444,327	521,794	879,184	1,069,363
Restructuring and other expense	5,864	40,966	9,073	48,260
Share-based compensation	27,646	34,318	55,927	62,264
Adjusted EBITDA	1,104,602	1,105,785	2,179,407	2,137,164
Capital Expenditures (cash)	323,104	228,723	535,895	527,805
Operating Free Cash Flow	$781,498	$877,062	$1,643,512	$1,609,359

Reconciliation of net cash flow from operating activities to Free Cash Flow (unaudited):

Net cash flows from operating activities	$729,543	$935,976	$1,479,165	$1,529,541
Capital Expenditures (cash)	323,104	228,723	535,895	527,805
Free Cash Flow	$406,439	$707,253	$943,270	$1,001,736

Customer Metrics(5)(10) (in thousands, except per customer amounts)

	Q1-20	Q2-20	Q3-20(3)	Q4-20	FY-20(3)	Q1-21	Q2-21(4)(5)
Homes passed(7)	8,834.8	8,880.1	8,987.9	9,034.1	9,034.1	9,067.6	9,195.1
Residential	4,568.4	4,621.4	4,663.5	4,648.4	4,648.4	4,647.4	4,670.7
SMB	381.7	375.7	377.5	376.1	376.1	375.8	380.7
Total Unique Customer Relationships(8)	4,950.1	4,997.1	5,040.9	5,024.6	5,024.6	5,023.2	5,051.4
Residential Customers:
Broadband	4,237.4	4,307.8	4,363.5	4,359.2	4,359.2	4,370.8	4,401.3
Video	3,137.5	3,102.9	3,035.1	2,961.0	2,961.0	2,906.6	2,870.5
Telephony	2,359.8	2,337.1	2,279.5	2,214.0	2,214.0	2,161.2	2,118.4
Residential ARPU ($)(9)	143.39	144.38	138.16	140.09	142.11	142.24	142.24

Earnings Release

Consolidated Net Debt as of June 30, 2021

CSC Holdings, LLC (in $m)	Actual Principal Amount	Coupon / Margin	Maturity
Drawn RCF	$325	L+2.250%	2024
Term Loan	2,880	L+2.250%	2025
Term Loan B-3	1,246	L+2.250%	2026
Term Loan B-5	2,963	L+2.500%	2027
Guaranteed Notes	1,310	5.500%	2027
Guaranteed Notes	1,000	5.375%	2028
Guaranteed Notes	1,750	6.500%	2029
Guaranteed Notes	1,100	4.125%	2030
Guaranteed Notes	1,000	3.375%	2031
Guaranteed Notes	1,500	4.500%	2031
Senior Notes	1,000	6.750%	2021
Senior Notes	649	5.875%	2022
Senior Notes	750	5.250%	2024
Senior Notes	1,046	7.500%	2028
Legacy unexchanged Cequel Notes	4	7.500%	2028
Senior Notes	2,250	5.750%	2030
Senior Notes	2,325	4.625%	2030
Senior Notes	500	5.000%	2031
CSC Holdings Gross Debt	23,598
CSC Holdings Restricted Group Cash	(125)
CSC Holdings Net Debt	$23,473

CSC Holdings Undrawn RCF	$2,010
WACD (%)	4.7%

Cablevision Lightpath LLC (in $m)	Actual Principal Amount	Coupon / Margin	Maturity
Drawn RCF	$—	L+3.250%	2025
Term Loan	597	3.750%	2027
Senior Secured Notes	450	3.875%	2027
Senior Notes	415	5.625%	2028
Lightpath Gross Debt	1,462
Lightpath Cash	(46)
Lightpath Net Debt	$1,416

Lightpath Undrawn RCF	$100
WACD (%)	4.3%

Earnings Release

Altice USA Consolidated (in $m)	Actual Principal Amount
Altice USA Consolidated Gross Debt	$25,060
Cash	(221)
Total Altice USA Consolidated Net Debt	24,839
WACD (%)	4.7%

Net Leverage Schedules as of June 30, 2021 (in $m)

	Lightpath	CSC Holdings(12)	Altice USA Consolidated

Gross Debt Consolidated(11)	$1,462	$23,598	$25,060
Cash	(46)	(125)	(221)
Net Debt Consolidated	$1,416	$23,473	$24,839
LTM EBITDA	$214	$4,229	$4,457
L2QA EBITDA	$208	$4,143	$4,359
Net Leverage (LTM)	6.6x	5.6x	5.6x
Net Leverage (L2QA)	6.8x	5.7x	5.7x

Reconciliation to Financial Reported Debt
Actual
Total Debenture and Loans from Financial Institutions (Carrying Amount)	$24,962
Unamortized Financing Costs, Net of Premiums	25
Fair Value Adjustments	73
Gross Debt Consolidated	25,060
Finance leases and other notes	340
Total Debt	25,400
Cash	(221)
Net Debt	$25,179

Earnings Release

(1)See “Reconciliation of Non-GAAP Financial Measures” on page 7 of this release. Operating Free Cash Flow defined as Adjusted EBITDA less cash capital expenditures, and Free Cash Flow defined as net cash flows from operating activities less cash capital expenditures.
(2)Q2 2021 Adjusted EBITDA ex-mobile and margin of 44.8% excludes approximately $13.3m of losses related to Altice USA’s mobile business in the current period and $18.8m of losses in Q2 2020.
(3)Q3-20 and FY-20 figures include Service Electric Cable T.V. of New Jersey (“Service Electric”) acquired subscribers. Q3-20 Service Electric subscribers added 34.4k residential customer relationships, 29.7k broadband, 18.6k video, and 5.9k voice.
(4)Q2-21 figures include Morris Broadband, LLC ("Morris Broadband") acquired subscribers. Q2-21 Morris Broadband subscribers added 35.1k residential customer relationships, 30.3k broadband, 12.2k video, and 2.2k voice.
(5)Customer metrics as of June 30, 2021 include approximately 7k residential customers that were not disconnected pursuant to the New York legislation enacted in May 2021 that required us to maintain broadband, video and voice services for non-paying customers and offer deferred payment plans to customers experiencing financial difficulty. The NY Order was lifted at the end of June 2021, coinciding with the end of the declared COVID-19 State of Emergency in New York, and we have subsequently resumed normal disconnect policies. Customer metrics as of June 30, 2021 also include approximately 3.7k residential customers impacted by storms in Louisiana in 2020 that have not been disconnected pursuant to our normal disconnect policies.
(6)Net debt, defined as the principal amount of debt less cash, and excluding finance leases and other notes.
(7)Homes passed represents the estimated number of single residence homes, apartments and condominium units passed by the broadband network in areas serviceable without further extending the transmission lines. In addition, it includes commercial establishments that have connected to our broadband network. Broadband services were not available to approximately 30 thousand homes passed and telephony services were not available to approximately 500 thousand homes passed. Homes passed include approximately 67k homes passed acquired in the Service Electric Cable T.V. of New Jersey acquisition in Q3-20 and FY-20 and include approximately 89k homes passed acquired in the Morris Broadband acquisition.in Q2-21.
(8)Total Unique Customer Relationships represent the number of households/businesses that receive at least one of the Company’s fixed-line services. Customers represent each customer account (set up and segregated by customer name and address), weighted equally and counted as one customer, regardless of size, revenue generated, or number of boxes, units, or outlets. Free accounts are included in the customer counts along with all active accounts, but they are limited to a prescribed group. Most of these accounts are also not entirely free, as they typically generate revenue through pay-per-view or other pay services and certain equipment fees. Free status is not granted to regular customers as a promotion. In counting bulk Residential customers, such as an apartment building, we count each subscribing family unit within the building as one customer, but do not count the master account for the entire building as a customer. We count a bulk commercial customer, such as a hotel, as one customer, and do not count individual room units at that hotel.
(9)ARPU is calculated by dividing the average monthly revenue for the respective quarter (fourth quarter for annual periods) derived from the sale of broadband, video and telephony services to Residential customers by the average number of total Residential customers for the same period.
(10)Customer metrics do not include Optimum Mobile customers.
(11)Principal amount of debt excluding finance leases and other notes.
(12)CSC Holdings, LLC Restricted Group excludes the unrestricted subsidiaries, primarily Cablevision Lightpath LLC and NY Interconnect, LLC.

Earnings Release

Contacts
Investor Relations
Nick Brown: +1 917 589 9983 / nick.brown@alticeusa.com
Cathy Yao: +1 347 668 8001 / cathy.yao@alticeusa.com

Communications
Lisa Anselmo: +1 516 279 9461 / lisa.anselmo@alticeusa.com

About Altice USA
Altice USA (NYSE: ATUS) is one of the largest broadband communications and video services providers in the United States, delivering broadband, video, mobile, proprietary content and advertising services to more than 5.0 million residential and business customers across 21 states through its Optimum and Suddenlink brands. The Company operates a4, an advanced advertising and data business, which provides audience-based, multiscreen advertising solutions to local, regional and national businesses and advertising clients. Altice USA also offers hyper-local, national, international and business news through its News 12, Cheddar and i24NEWS networks.

FORWARD-LOOKING STATEMENTS
Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the information under the heading "Financial Outlook". These forward-looking statements include, but are not limited to, all statements other than statements of historical facts contained in this release, including, without limitation, those regarding our intentions, beliefs or current expectations concerning, among other things: our future financial conditions and performance, results of operations and liquidity; our strategy, plans, objectives, prospects, growth, goals and targets; our ability to achieve operational performance improvements; and future developments in the markets in which we participate or are seeking to participate. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms "anticipate", "believe", "could", "estimate", "expect", "forecast", "intend", "may", "plan", "project", "should", "target", "remain" or "will" or, in each case, their negative, or other variations or comparable terminology. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. To the extent that statements in this release are not recitations of historical fact, such statements constitute forward-looking statements, which, by definition, involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements including risks referred to in our Annual Report on Form 10-K and Quarterly Report on Form 10-Q. You are cautioned to not place undue reliance on Altice USA’s forward-looking statements. Any forward-looking statement speaks only as of the date on which it was made. Altice USA specifically disclaims any obligation to publicly update or revise any forward-looking statement, as of any future date.